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                                                                   Exhibit 12-C
                                                                   Page 1 of 2

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999             1998             1997             1996            1995
                               ----------       ----------       ----------       ----------      -------

OPERATING REVENUES              $902,827         $919,594         $943,109         $910,408        $854,674
                                 -------          -------          -------          -------         -------

OPERATING EXPENSES               689,579          752,168          728,644          733,664         686,183
  Interest portion

   of rentals (A)                  4,381            9,784            6,151            5,367           5,186
                                 -------          -------          -------          -------         -------
    Net expense                  685,198          742,384          722,493          728,297         680,997
                                 -------          -------          -------          -------         -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during

   construction                    1,212              943            1,100            1,245           2,430
  Other income/
   (expense), net                  3,901          (13,539)           3,371            1,220         129,660
                                   -----          -------          -------           ------         -------
    Total other income

     and deductions                5,113          (12,596)           4,471            2,465         132,090
                                   -----          -------          -------           ------         -------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)              $222,742         $164,614         $225,087         $184,576        $305,767
                                 =======          =======          =======          =======         =======

FIXED CHARGES:
  Interest on funded

   indebtedness                 $ 45,996         $ 47,557         $ 48,789         $ 45,373        $ 45,844
  Other interest (B)              15,846           12,130           10,861           14,436          14,147
  Interest portion
   of rentals (A)                  4,381            9,784            6,151            5,367           5,186
                                 -------          -------          -------          -------         -------
    Total fixed

     charges                    $ 66,223         $ 69,471         $ 65,801         $ 65,176        $ 65,177
                                 =======          =======          =======          =======         =======

RATIO OF EARNINGS
 TO FIXED CHARGES                   3.36             2.37             3.42             2.83            4.69
                                    ====             ====             ====             ====            ====

Preferred stock

 dividend requirement                 66              483              483              944             944
Ratio of income before
 provision for
 income taxes to
 net income (C)                   164.5%           164.8%           170.3%           172.9%          162.0%
Preferred stock
 dividend requirement

 on a pretax basis                   109              796              823            1,632           1,529
Fixed charges, as above           66,223           69,471           65,801           65,176          65,177
                                 -------          -------          -------          -------         -------
  Total fixed charges
   and preferred

   stock dividends              $ 66,332         $ 70,267         $ 66,624         $ 66,808        $ 66,706
                                 =======          =======          =======          =======         =======

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                    3.36             2.34             3.38             2.76            4.58
                                    ====             ====             ====             ====            ====

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                                                                   Exhibit 12-C
                                                                   Page 2 of 2

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

Notes:


(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $8,950, $9,000, $9,000, $9,000 and $9,000 for the years
       1999, 1998, 1997, 1996 and 1995, respectively, and amount for trust preferred securities of $4,369 for the year ended 1999.

(C) Represents income before provision for income taxes divided by income before extraordinary item/net income as follows:

                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999             1998             1997             1996            1995
                               ----------       ----------       ----------       ----------      -------
Income before provision

 for income taxes               $156,519         $ 95,143         $159,286         $119,400        $240,590

Income before extraordinary

 item/Net Income                  95,123          57,720            93,517           69,067         148,540


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